UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2002

Lithia Motors, Inc.

(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street, Medford, Oregon (Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired. Not applicable.
(b)	Pro forma financial information Not applicable.
(c)	Exhibits. The following Exhibit is filed or furnished as part of this Report to the extent described in Item 9. (99) Press Release dated February 7, 2002.

Item 9. Regulation FD Disclosure.

On February 7, 2002, Lithia Motors, Inc. issued a press release announcing summary financial results for the year and quarter ended December 31, 2001. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 7, 2002	By:	LITHIA MOTORS, INC. (Registrant) /s/ Jeffrey B. DeBoer Chief Financial Officer

EXHIBIT 99

LITHIA MOTORS PREANNOUNCES YEAR 2001 SUMMARY RESULTS;

EXCEEDS ORIGINAL FOURTH QUARTER GUIDANCE BY 41%

MEDFORD, Ore., February 7, 2002 - Lithia Motors, Inc. (NYSE: LAD) today announced that total revenues for 2001 were $1.87 billion, net income was $21.8 million and diluted income per share was $1.60. Fourth quarter diluted earnings per share for 2001 was $0.45, a 10% increase over $0.41 in the fourth quarter of 2000. This is 41% higher than the middle of our original fourth quarter guidance range of $0.31 to $0.33. Summary results released include:

Year ended December 31, 2001
Total revenues	$1.87 billion
Gross profit	$306.5 million
Operating income	$58.2 million
Net income	$21.8 million
Diluted earnings per share	$1.60
Finance & Insurance (F&I) / Vehicle	$933

Lithia Motors will be providing more detailed information on the results for the fourth quarter and full-year 2001 in a press release scheduled for February 20, 2002.

Chairman and Chief Executive Officer, Sidney B. DeBoer, said, "As stated in our January 17th press release, better than expected performance in our core operations, improvements in newly acquired stores, manufacturer incentives and lower interest rates have all benefited the fourth quarter results. These factors combined to produce better than expected same-store sales growth of 11.4%. We also achieved a stronger than normal F&I penetration rate of 78% resulting in average F&I per retail vehicle of $977, our highest level for the year."

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that operates 122 franchises in California, Oregon, Washington, Nevada, Colorado, Idaho, South Dakota, Alaska and Texas. Lithia sells 24 brands of new vehicles at 64 stores and over the Internet through "Lithia.com - America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For more information contact Jeff DeBoer, Senior VP and Chief Financial Officer, 541-776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Investor Relations at 541-776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com - go to About Lithia - Investor Relations.